Filed Pursuant to Rule 433
Registration Nos. 333-132370 and
333-132370-01

Offering Summary

(Related to the Pricing Supplement No. 2007-MTNDD096,

Subject to Completion, Dated March 29, 2007)

Citigroup Funding Inc.

ANY PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

Principal-Protected Notes

Based Upon Two Baskets of Currencies

Due October 2008

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	No Bank Guarantee

March 29, 2007

Principal-Protected Notes

Based Upon Two Baskets of Currencies

Due October 2008

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

How The Notes Work

Principal-Protected Notes Based upon Two Baskets of Currencies Due October 2008 (the “Notes”) are hybrid investments that combine characteristics of currency and fixed income instruments. Similar to a fixed income investment, these notes offer investors the safety of 100% principal protection at maturity. However, instead of paying periodic interest, the return on these Notes, if any, is paid at maturity and is based upon the difference between the return of Currency Basket A and the return of Currency Basket B. Currency Basket A is comprised of the Brazilian real, Indian rupee, South African rand and Turkish lira. Currency Basket B is comprised of the Swiss franc, Japanese yen and Czech koruna. This investment pays a return to investors at maturity when the average percentage change in the value of the Basket A Currencies relative to the U.S. dollar is equal to or greater than the average percentage change in the value of the Basket B Currencies relative to the U.S. dollar, without investors putting their initial investments in the Notes at risk. The Notes do not offer current income, which means that you will not receive any periodic interest or other payments on the Notes prior to maturity.

The Notes are currency-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately one and one-half years. At maturity, you will receive an amount in cash equal to the sum of your initial investment in the Notes plus a Supplemental Return Amount, which may be positive or zero. The Supplemental Return Amount will depend on the difference between (i) the Currency Basket A Return, which is the average percentage change in the value of the Basket A Currencies relative to the U.S. dollar from the Pricing Date to the Valuation Date and (ii) the Currency Basket B Return, which is the average percentage change in the value of the Basket B Currencies relative to the U.S. dollar during the same period.

The performance of each of the Basket Currencies is measured by its exchange rate. Each exchange rate reflects the amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, an increase in a Basket Currency’s exchange rate means that the value of that currency has decreased. For example, if the USD/BRL Exchange Rate has increased from 1.00 to 2.00, it means the value of one Brazilian real (as measured against U.S. dollar) has decreased from US$1.00 to US$0.50. Conversely, a decrease in a Basket Currency’s exchange rate means that the value of that currency has increased. The return on your investment in the Notes will be higher if the values of the Basket A Currencies relative to the U.S. dollar outperform the values of the Basket B Currencies relative to the U.S. dollar. Conversely, you will receive only the principal amount of your investment in the notes if the values of the Basket B Currencies relative to the U.S. dollar outperform the values of the Basket A Currencies relative to the U.S. dollar.

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than approximately 23% to 25% (to be determined on the Pricing Date), the payment you will receive at maturity will be directly linked to the difference between the Currency Basket A Return and the Currency Basket B Return (expressed as a percentage) and greater than the principal amount of each Note you then hold. If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than or equal to zero but less than or equal to approximately 23% to 25% (to be determined on the Pricing Date), the payment you will receive at maturity will be equal to the principal amount of each Note you then hold plus 23% to 25% (to be determined on the Pricing Date). If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is less than zero, the payment you will receive at maturity will equal only the principal amount of each Note you then hold.

These Notes are not a suitable investment for investors who require regular fixed income payments since no payments will be made prior to maturity. These Notes may be an appropriate investment for the following types of investors:

■	Investors looking for exposure to currency investments on a principal-protected basis but who are willing to forego current income.

■	Investors expecting that the Basket A Currencies relative to the U.S. dollar will outperform the Basket B Currencies relative to the U.S. dollar over the term of the Notes.

■	Investors who seek to add a currency-linked investment to their portfolio for diversification purposes.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup.

Capitalized terms used in this summary are defined in “Preliminary Terms” below.

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Principal-Protected Notes Based Upon Two Baskets of Currencies due October 2008
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Rating of the Issuer’s Obligations:	Aa1/AA (Moody’s/S&P) based upon the Citigroup guarantee
Principal Protection:	100% if held to the Maturity Date
Pricing Date:	April , 2007
Issue Date:	April , 2007
Valuation Date:	Five business days before the Maturity Date
Maturity Date:	Approximately one and one-half years after the Issue Date
Interest:	None
Issue Price:	100% of the principal amount
Payment at Maturity:	For each US$1,000 note, US$1,000 plus a Supplemental Return Amount, which may be positive or zero
Supplemental Return Amount:

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than approximately 23% to 25% (to be determined on the Pricing Date), the product of (i) US$1,000 and (ii) the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage)

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than or equal to zero but less than or equal to approximately 23% to 25% (to be determined on the Pricing Date), the product of (i) US$1,000 and (ii) approximately 23% to 25% (to be determined on the Pricing Date)

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is less than zero, zero

Currency Basket A Return:	The sum of the Currency Returns for each of the Basket A Currencies, expressed as a percentage
Currency Basket B Return:	The sum of the Currency Returns for each of the Basket B Currencies, expressed as a percentage
Basket A Currencies:	Brazilian real, Indian rupee, South African rand and Turkish lira
Basket B Currencies:	Swiss franc, Japanese yen and Czech koruna
Currency Return:	Starting Exchange Rate – Ending Exchange Rate x Allocation Percentage Starting Exchange Rate
Allocation Percentage:	25% for each of the Basket A Currencies and 33 1/3% for each of the Basket B Currencies
Starting Exchange Rate:	Each of the USD/BRL, USD/INR, USD/ZAR, USD/TRY, USD/CHF, USD/JPY and USD/CZK Exchange Rates on the Pricing Date
Ending Exchange Rate:	Each of the USD/BRL, USD/INR, USD/ZAR, USD/TRY, USD/CHF, USD/JPY and USD/CZK Exchange Rates on the Valuation Date
USD/BRL Exchange Rate:	The U.S. dollar/Brazilian real exchange rate in the global spot foreign exchange market, expressed as the amount of Brazilian réais per one U.S. dollar, as reported by Reuters on page “BRFR,” or any substitute page, at approximately 5:00 p.m. (New York City time) on any relevant date.
USD/INR Exchange Rate:	The U.S. dollar/Indian rupee exchange rate in the global spot foreign exchange market, expressed as the amount of Indian rupees per one U.S. dollar, as reported by Reuters on Page “FXBENCH2,” or any substitute page, at 3:00 p.m. (New York City time) on any relevant date.
USD/ZAR Exchange Rate:	The U.S. dollar/South African rand exchange rate in the global spot foreign exchange market, expressed as the amount of South African rands per one U.S. dollar, as reported by Reuters on Page “FXBENCH2,” or any substitute page, at 3:00 p.m. (New York City time) on any relevant date.
USD/TRY Exchange Rate:	The U.S. dollar/Turkish lira exchange rate in the global spot foreign exchange market, expressed as the amount of Turkish liras per one U.S. dollar, as reported by Reuters on Page “FXBENCH2,” or any substitute page, at 3:00 p.m. (New York City time) on any relevant date.
USD/CHF Exchange Rate:	The U.S. dollar/Swiss franc exchange rate in the global spot foreign exchange market, expressed as the amount of Swiss francs per one U.S. dollar, as reported by Reuters on Page “FXBENCH2,” or any substitute page, at 3:00 p.m. (New York City time) on any relevant date.

USD/JPY Exchange Rate:	The U.S. dollar/Japanese yen exchange rate in the global spot foreign exchange market, expressed as the amount of Japanese yen per one U.S. dollar, as reported by Reuters on Page “FXBENCH2,” or any substitute page, at 3:00 p.m. (New York City time) on any relevant date.
USD/CZK Exchange Rate:	The U.S. dollar/Czech koruna exchange rate in the global spot foreign exchange market, expressed as the amount of Czech koruna per one U.S. dollar, as reported by Reuters on Page “FXBENCH2,” or any substitute page, at 3:00 p.m. (New York City time) on any relevant date.
Denominations:	Minimum denominations and increments of US$1,000
Listing:	None
Agent’s Discount:	0.00%
Calculation Agent:	Citigroup Financial Products, Inc.
Business Day:	Any day that (1) is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (2) is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

Benefits of the Notes

■	Return Potential

If the Currency Basket A Return is greater than or equal to the Currency Basket B Return, your return on the Notes will be at least approximately 23% to 25% (to be determined on the Pricing Date). If the difference between the Currency Basket A Return and the Currency Basket B Return exceeds approximately 23% to 25% (to be determined on the Pricing Date) your return on the Notes will be directly linked to that greater amount.

■	Principal Protection

On the Maturity Date, we will pay you the principal amount of the Notes you then hold regardless of the performance of the Basket A Currencies and the Basket B Currencies.

■	Diversification

The Notes are based on the performance of the Basket A Currencies relative to the Basket B Currencies and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

■	The Supplemental Return Amount May Be Zero

Unless the Currency Basket A Return is greater than or equal to the Currency Basket B Return, the Payment at Maturity will be limited to the amount of your initial investment in the Notes. This will be true even if the return on the Basket A Currencies is greater than the return on the Basket B Currencies at one or more times during the term of the Notes, but the Currency Basket A Return is less than the Currency Basket B Return on the Valuation Date.

■	Reference to Two Baskets of Currencies May Lower Your Return

Any increase in the values of the Basket A Currencies may be offset by an increase in the values of the Basket B Currencies, thereby resulting in a lower return or no return on your investment. This may be true even if all the currencies in both baskets increase in value relative to the U.S. dollar. In addition, a significant change in the value of one currency but not the other currencies in the same basket relative to the U.S. dollar may be substantially or entirely offset by an opposite change in the value of one or more of the other currencies in the same basket relative to the U.S. dollar during the term of the Notes.

■	No Periodic Payments

You will not receive any periodic payments of interest or any other periodic payments on the Notes.

■	Potential for a Lower Comparable Yield

The Notes do not pay any interest. As a result, if the Currency Basket A Return is less than the Currency Basket B Return, the Payment at Maturity will be equal to only your initial investment in the Notes and the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■	Secondary Market May Not Be Liquid

The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Citigroup Global Markets Inc. and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes.

■	Resale Value of the Notes May Be Lower Than Your Initial Investment

Due to, among other things, changes in the value of the Basket Currencies, interest rates and Citigroup Funding and Citigroup’s perceived creditworthiness, the Notes may trade at prices below their initial issue price. You could receive substantially less than the amount of your investment if you sell your Notes prior to maturity.

■	Tax Treatment of the Notes

Because the Notes are contingent payment debt obligations of Citigroup Funding, you will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes, regardless of whether you receive more, less or no payments on the Notes in tax years prior to maturity.

■	Citigroup Credit Risk

The Notes are subject to the credit risk of Citigroup, Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

■	Fees and Conflicts

Citigroup Financial Products and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the relevant currencies or other instruments, such as options, swaps or futures, based upon the Basket Currencies by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Financial Products’ role as the Calculation Agent for the Notes may result in a conflict of interest.

The Basket Currencies and Exchange Rates

General

The Basket A Currencies are the Brazilian real, Indian rupee, South African rand and Turkish lira and the Basket B Currencies are the Swiss franc, Japanese yen and Czech koruna (together, the “Basket Currencies”). Exchange rates are used to measure the performance of each of the Basket Currencies.

The exchange rates are foreign exchange spot rates that measure the relative values of two currencies, the U.S. dollar and the Brazilian real in the case of the USD/BRL Exchange Rate, the U.S. dollar and the Indian rupee in the case of the USD/INR Exchange Rate, the U.S. dollar and the South African rand in the case of the USD/ZAR Exchange Rate, the U.S. dollar and the Turkish lira in the case of the USD/TRY Exchange Rate, the U.S. dollar and the Swiss franc in the case of the USD/CHF Exchange Rate, the U.S. dollar and the Japanese yen in the case of the USD/JPY Exchange Rate and the U.S. dollar and the Czech koruna in the case of the USD/CZK Exchange Rate. Each exchange rate is expressed as an amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, an increase in a Basket Currency’s exchange rate means that the value of that currency has decreased. For example, if the USD/BRL Exchange Rate has increased from 1.00 to 2.00, it means the value of one Brazilian real (as measured against U.S. dollar) has decreased from US$1.00 to US$0.50.

Conversely, a decrease in a Basket Currency’s exchange rate means that the value of that currency has increased.

The Brazilian real is the official currency of Brazil.

The Indian rupee is the official currency of India.

The South African rand is the official currency of South Africa.

The Turkish lira is the official currency of Turkey.

The Swiss franc is the official currency of Switzerland.

The Japanese yen is the official currency of Japan.

The Czech koruna is the official currency of the Czech Republic.

We have obtained all information in this offering summary relating to the Brazilian real, Indian rupee, South African rand, Turkish lira, Swiss franc, Japanese yen and the relevant exchange rates from public sources, without independent verification. Currently the relevant exchange rates are published in The Wall Street Journal and other financial publications of general circulation. However, for purposes of calculating amounts due to holders of the Notes, the value of each Basket Currency will be determined as described in “Preliminary Terms” above.

Historical Data on the Exchange Rates

The following tables set forth, for each of the quarterly periods indicated, the high and low values of each relevant exchange rate, as reported by Bloomberg. The historical data on the relevant exchange rate are not indicative of the future performance of the Basket Currencies or what the value of the Notes may be. Any historical upward or downward trend in any of the relevant exchange rate during any period set forth below is not an indication that the value of the Basket Currencies is more or less likely to increase or decrease at any time over the term of the Notes.

	Basket A Currencies
	USD/BRL Exchange Rate		USD/INR Exchange Rate		USD/ZAR Exchange Rate		USD/TRY Exchange Rate
	High	Low	High	Low	High	Low	High	Low
2002
Quarter
First	2.4625	2.2950	48.8250	48.2450	12.4150	10.9850	1.4500	1.3055
Second	2.8805	2.2650	49.0500	48.8150	11.3555	9.6968	1.6551	1.2955
Third	3.8725	2.8015	48.8450	48.3700	10.8800	9.9500	1.6951	1.5725
Fourth	3.9505	3.4740	48.4300	47.9350	10.5225	8.5702	1.6976	1.5231

2003
Quarter
First	3.6650	3.2610	48.0100	47.4700	9.0502	7.8651	1.7690	1.5970
Second	3.3135	2.8385	47.4675	46.4025	8.1930	7.1029	1.6930	1.4150
Third	3.0675	2.8155	46.4350	45.6950	7.7500	6.9309	1.4370	1.3525
Fourth	2.9475	2.8310	45.9250	45.2150	7.2063	6.2025	1.5225	1.3715

2004
Quarter
First	2.9645	2.7820	45.6400	43.6000	7.3850	6.2925	1.4065	1.3093
Second	3.2118	2.8755	46.2500	43.5375	7.0350	6.1362	1.5580	1.3105
Third	3.0782	2.8505	46.4713	45.6650	6.7463	5.9290	1.5235	1.4285
Fourth	2.8800	2.6530	45.9000	43.4600	6.6075	5.6175	1.5090	1.3435

2005
Quarter
First	2.7640	2.5665	43.9300	43.4200	6.3600	5.6537	1.3965	1.2570
Second	2.6588	2.3325	43.8300	43.2900	6.9200	5.9462	1.4063	1.3305
Third	2.4870	2.2140	44.1500	43.1750	6.8650	6.2550	1.3815	1.3125
Fourth	2.3800	2.1615	46.3100	44.1275	6.7830	6.2815	1.3690	1.3380

2006
Quarter
First	2.3364	2.1040	45.0925	44.1175	6.3547	5.9590	1.3590	1.3028
Second	2.3525	2.0555	46.3900	44.6012	7.4268	5.9606	1.7076	1.3175
Third	2.2244	2.1230	46.9950	45.7700	7.7693	6.7335	1.5987	1.4380
Fourth	2.2000	2.1310	45.9715	44.2600	7.8812	6.9302	1.5160	1.4160

2007
Quarter
First (through March 28)	2.1520	2.0535	44.6800	42.7500	7.5035	6.9146	1.4547	1.3815

The USD/BRL Exchange Rate, appearing on Reuters page “BRFR” at approximately 5:00 p.m. (New York City time) on March 28, 2007 was 2.0712.

The USD/INR Exchange Rate appearing on Reuters page “FXBENCH2” at 3:00 p.m. (New York City time) on March 28, 2007 was 47.25.

The USD/ZAR Exchange Rate appearing on Reuters page “FXBENCH2” at 3:00 p.m. (New York City time) on March 28, 2007 was 7.3347.

The USD/TRY Exchange Rate appearing on Reuters page “FXBENCH2” at 3:00 p.m. (New York City time) on March 28, 2007 was 1.3945.

	Basket B Currencies
	USD/CHF Exchange Rate		USD/JPY Exchange Rate		USD/CZK Exchange Rate
	High	Low	High	Low	High	Low
2002
Quarter
First	1.7192	1.6442	134.71	127.56	37.0643	35.1385
Second	1.6759	1.4810	133.48	119.47	35.0935	29.6680
Third	1.5198	1.4402	123.90	115.81	32.0772	29.1540
Fourth	1.5121	1.3836	125.51	118.52	31.7780	30.1128

2003
Quarter
First	1.4029	1.3259	121.69	116.84	30.2215	28.7213
Second	1.3936	1.2832	120.55	116.08	29.6907	26.4441
Third	1.4189	1.3192	120.55	110.78	29.9842	27.3624
Fourth	1.3771	1.2391	110.99	106.97	28.0134	25.7088

2004
Quarter
First	1.2961	1.2211	112.04	104.22	27.3042	25.3701
Second	1.3148	1.2370	114.51	103.68	27.6632	25.3380
Third	1.2826	1.2229	111.99	108.19	26.5054	25.0532
Fourth	1.2649	1.1310	111.35	102.08	25.6535	22.3350

2005
Quarter
First	1.2243	1.1481	107.57	102.05	23.5116	21.9140
Second	1.2824	1.1781	110.92	104.46	24.9815	23.0735
Third	1.3039	1.2299	113.51	109.16	25.3345	23.2050
Fourth	1.3256	1.2708	121.04	113.30	25.1155	24.1038

2006
Quarter
First	1.3228	1.2569	119.04	114.15	24.5460	23.1795
Second	1.3044	1.1976	118.69	109.76	23.7525	21.8375
Third	1.2553	1.2234	118.18	114.04	22.7520	21.8265
Fourth	1.2729	1.1924	119.78	114.90	22.6000	20.8250

2007
Quarter
First (through March 28)	1.2536	1.2097	121.94	115.53	21.8225	20.6785

The USD/CHF Exchange Rate appearing on Reuters page “FXBENCH2” at 3:00 p.m. (New York City time) on March 28, 2007 was 1.2155.

The USD/JPY Exchange Rate appearing on Reuters page “FXBENCH2” at 3:00 p.m. (New York City time) on March 28, 2007 was 116.88.

The USD/CZK Exchange Rate appearing on Reuters page “FXBENCH2” at 3:00 p.m. (New York City time) on March 28, 2007 was 21.047.

Historical Graphs

The following graphs shows the daily values of each of the USD/BRL, USD/INR, USD/ZAR, USD/TRY, USD/CHF, USD/JPY and USD/CZK Exchange Rates in the period from January 1, 2002 through March 28, 2007 using historical data obtained from Bloomberg. Past movements of the relevant exchange rates are not indicative of future values of the Basket Currencies.

BASKET A CURRENCIES

BASKET B CURRENCIES

Hypothetical Maturity Payment Examples

The examples below show the hypothetical maturity payments to be made on an investment of US$1,000 principal amount of Notes based on various Ending Exchange Rates of the Basket Currencies. The following examples of hypothetical maturity payment calculations are based on the following assumptions:

■	Pricing Date: April 20, 2007
■	Issue Date: April 27, 2007
■	Principal amount: US$1,000 per Note
■	Starting Exchange Rate of the USD/BRL Exchange Rate: 2.070
■	Starting Exchange Rate of the USD/INR Exchange Rate: 43.000
■	Starting Exchange Rate of the USD/ZAR Exchange Rate: 7.350
■	Starting Exchange Rate of the USD/TRY Exchange Rate: 1.400
■	Starting Exchange Rate of the USD/CHF Exchange Rate: 1.210
■	Starting Exchange Rate of the USD/JPY Exchange Rate: 116.000
■	Starting Exchange Rate of the USD/CZK Exchange Rate: 21.000
■

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than 24%, the Supplemental Return Amount will equal the product of (i) US$1,000 and (ii) the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage).

■

If the Currency Basket A Return minus the Currency Basket B Return (expressed as a percentage) is greater than or equal to zero but less than or equal to 24%, the Supplemental Return Amount will equal the product of (i) US$1,000 and (ii) 24%.

■	If the Currency Basket A Return minus the Currency Basket B Return is less than zero, the Supplemental Return Amount will equal zero.
■	Maturity Date: October 27, 2007
■	The Notes are purchased on the Issue Date and are held through the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Supplemental Return Amount which, in turn, will depend on the actual Starting Exchange Rate and Ending Exchange Rate of each Basket Currency and the calculation formula of the Supplemental Return Amount.

	Ending Exchange Rate
Example	USD/ BRL	USD/ INR	USD/ ZAR	USD/ TRY	USD/ CHF	USD/ JPY	USD/ CZK	Hypothetical Currency Basket A Return (1)	Hypothetical Currency Basket B Return (2)	Hypothetical Currency Basket A Return minus Hypothetical Currency Basket B Return	Hypothetical Supplemental Return Amount (3)	Hypothetical Payment at Maturity (4)	Hypothetical Return on the Notes	Hypothetical Per Annum Return on the Notes
1	2.0261	49.273	7.073	1.653	1.369	95.85	15.856	-6.69%	9.59%	-16.28%	$0.00	$1,000.00	0.00%	0.00%
2	2.0336	40.174	6.102	1.712	1.025	91.11	21.556	0.75%	11.37%	-10.61%	$0.00	$1,000.00	0.00%	0.00%
3	1.8626	53.030	8.594	1.334	0.956	108.93	25.672	-6.38%	1.61%	-7.99%	$0.00	$1,000.00	0.00%	0.00%
4	2.4413	47.938	6.901	1.274	1.197	109.32	23.625	-3.57%	-1.88%	-1.69%	$0.00	$1,000.00	0.00%	0.00%
5	1.9948	38.855	7.769	1.290	1.471	90.90	18.537	3.87%	3.94%	-0.08%	$0.00	$1,000.00	0.00%	0.00%
6	2.3139	48.203	7.093	1.346	1.055	116.27	26.456	-4.13%	-4.46%	0.33%	$240.00	$1,240.00	24.00%	16.00%
7	1.7561	33.242	7.845	1.057	1.472	126.37	11.829	13.90%	4.36%	9.55%	$240.00	$1,240.00	24.00%	16.00%
8	2.0646	42.098	8.895	1.697	1.327	144.59	31.221	-9.97%	-27.67%	17.70%	$240.00	$1,240.00	24.00%	16.00%
9	2.1066	35.458	7.681	1.071	1.402	127.29	23.019	8.69%	-11.72%	20.41%	$240.00	$1,240.00	24.00%	16.00%
10	1.7129	37.919	5.658	1.307	1.097	114.69	30.516	14.68%	-11.60%	26.29%	$262.85	$1,262.85	26.29%	17.52%

(1) Currency Basket A Return = Sum of	(	Starting Exchange Rate – Ending Exchange Rate	x	Allocation Percentage (25%))
Starting Exchange Rate

for USD/BRL, USD/INR, USD/ZAR and USD/TRY Exchange Rates

(2) Currency Basket B Return = Sum of	(	Starting Exchange Rate – Ending Exchange Rate	x	Allocation Percentage (33 1/3%))
Starting Exchange Rate

for USD/CHF, USD/JPY and USD/CZK Exchange Rates

(3)	If Currency Basket A Return minus Currency Basket B Return is greater than 24%, Supplemental Return Amount = US$1,000 x (Currency Basket A Return – Currency Basket B Return)

If Currency Basket A Return minus Currency Basket B Return is greater than or equal to 0% but less than or equal to 24%, Supplemental Return Amount = US$1,000 x 24% = US$240

If Currency Basket A Return minus Currency Basket B Return is less than 0%, Supplemental Return Amount = US$0

(4)	Payment at Maturity = US$1,000 + Supplemental Return Amount

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the notes will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed annual comparable yield of     %, compounded semi-annually) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, the Notes. If the amount the Notes pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If a U.S. holder disposes of the Notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

In the case of a holder of the Notes that is not a U.S. person all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

You should refer to the preliminary pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement for more information.

Additional Considerations

If any of the relevant exchange rates are not available on Reuters page “BRFR” or “FXBENCH2,” as applicable, or any substitute page thereto, the Calculation Agent may determine the relevant exchange rate in accordance with the procedures set forth in the preliminary pricing supplement related to this offering. You should refer to the section “Description of the Notes – Supplemental Return Amount” in the preliminary pricing supplement for more information.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

© 2007 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and the Umbrella Device are trademarks and service marks of Citigroup Inc. and its subsidiaries and are used and registered throughout the world.